EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2025 FOURTH QUARTER AND FISCAL YEAR END FINANCIAL RESULTS
RICHMOND, INDIANA (January 22, 2026) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond, today reported net income of $3.4 million, or $0.35 diluted earnings per share, for the fourth quarter of 2025. This compares to net income of $3.6 million, or $0.36 diluted earnings per share, for the third quarter of 2025, and net income of $2.5 million, or $0.24 diluted earnings per share, for the fourth quarter of 2024. Diluted earnings per share decreased 2.8% compared to the prior quarter and increased 45.8% compared to the fourth quarter of 2024. Results for the quarter ended December 31, 2025, were negatively impacted by approximately $467,000, pre-tax, in acquisition-related expenses incurred in connection with the Company’s previously announced merger with The Farmers Bancorp, Frankfort, Indiana (“Farmers Bancorp”), which reduced diluted earnings per share by approximately $0.04 for the quarter.
The growth in net income and diluted earnings per share for the fourth quarter of 2025 compared to same quarter of 2024, was primarily driven by higher net interest income resulting from an expanded net interest margin, reflecting higher asset yields and lower funding costs.
For the year ended December 31, 2025, net income totaled $11.6 million, or $1.17 per diluted earnings share, compared to $9.4 million, or $0.92 per diluted earnings share, for the prior year. The increase in net income and diluted earnings per share for the year ended December 31, 2025, was primarily due to higher net interest income, reflecting an expansion in the net interest margin driven by higher yields on interest-earning assets, particularly loans and leases, partially offset by changes in funding costs.
Proposed Merger with The Farmers Bancorp, Frankfort, Indiana
On November 11, 2025, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with Farmers Bancorp. The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Farmers Bancorp will merge with and into the Company, with the Company as the surviving corporation (the “merger”). Immediately after the merger, the Company intends to merge The Farmers Bank, a wholly owned subsidiary of Farmers Bancorp, with and into First Bank Richmond, a wholly owned subsidiary of the Company, with First Bank Richmond as the surviving institution. The transaction was approved and adopted by the Board of Directors of each company and is expected to be completed during the second quarter of 2026, subject to customary closing conditions, regulatory approval, and approval of the Company’s and Farmers Bancorp’s shareholders.
Under the terms of the merger agreement, holders of Farmers Bancorp common stock will receive 3.40 shares of Company common stock for each share of Farmers Bancorp common stock. The aggregate consideration was valued at approximately $82 million, or $44.71 per share of Farmers Bancorp common stock, based on the closing price for the Company’s common stock of $13.15 as of November 10, 2025. The total value of the transaction will fluctuate until closing based on the value of the Company’s common stock price. Upon consummation of the transaction, the shareholders of Farmers Bancorp will own approximately 38% of the Company.
The combined company will continue to trade on the Nasdaq Capital Market under the ticker symbol “RMBI.” The holding company will operate under the name “Richmond Mutual Bancorporation, Inc.,” while the combined bank will operate under a new name to be jointly determined by the parties prior to closing. The administrative headquarters of the combined company will be located in Richmond, Indiana, and the administrative headquarters of the combined bank will be located in Frankfort, Indiana.
President’s Message
Garry Kleer, Chairman, President, and Chief Executive Officer, commented, “Our fourth quarter and full-year 2025 results reflect the continued strength of our core banking franchise, disciplined balance sheet management, and the dedication of our employees. Net income and earnings per share increased meaningfully compared to the prior year, driven primarily by higher net interest income resulting from an expanded net interest margin, as we benefited from higher asset yields and prudent management of funding costs.”
Mr. Kleer concluded, “During the quarter, we also announced our proposed merger with Farmers Bancorp, a transaction we believe will enhance our scale, broaden our market presence, create significant earnings per share growth, and strengthen our ability to serve customers across our combined footprint while preserving our community banking culture. As we work toward a successful closing, subject to regulatory and shareholder approvals, we remain focused on thoughtful execution and disciplined integration planning.”

Fourth Quarter Performance Highlights:

•Assets totaled $1.5 billion at December 31, 2025, September 30, 2025, and December 31, 2024.
•Loans and leases, net of allowance for credit losses, totaled $1.2 billion at December 31, 2025, September 30, 2025, and December 31, 2024.
•Nonperforming loans and leases totaled $17.4 million, or 1.46% of total loans and leases, at December 31, 2025, compared to $10.8 million, or 0.90%, at September 30, 2025, and $6.8 million, or 0.58%, at December 31, 2024.
•The allowance for credit losses totaled $16.5 million, or 1.38% of total loans and leases outstanding, at December 31, 2025, compared to $16.4 million, or 1.37%, at September 30, 2025, and $15.8 million, or 1.34%, at December 31, 2024.
•A provision for credit losses of $409,000 was recorded for the quarter ended December 31, 2025, compared to $269,000 for the quarter ended September 30, 2025, and $196,000 for the fourth quarter of 2024.
•Deposits totaled $1.1 billion at December 31, 2025, September 30, 2025, and December 31, 2024. At December 31, 2025, noninterest-bearing deposits totaled $100.1 million, or 9.0% of total deposits, compared to $110.8 million, or 9.9%, at September 30, 2025, and $110.1 million, or 10.1%, at December 31, 2024.
•Stockholders’ equity totaled $145.8 million at December 31, 2025, compared to $140.0 million at September 30, 2025, and $132.9 million at December 31, 2024. The Company’s equity to assets ratio was 9.55% at December 31, 2025.
•Book value per share and tangible book value per share were $13.88 at December 31, 2025, compared to $13.43 per share at September 30, 2025, and $12.29 per share at December 31, 2024.
•Net interest income increased $239,000, or 2.1%, to $11.5 million for the three months ended December 31, 2025, compared to $11.3 million for the quarter ended September 30, 2025, and increased $1.7 million, or 16.9%, from $9.9 million for the comparable quarter in 2024.
•The fourth quarter of 2025 included nonrecurring acquisition-related items that negatively impacted net income by approximately $467,000 on a pre-tax basis, $369,000 on an after-tax basis, and $0.04 per diluted earnings per share.
•Annualized net interest margin was 3.11% for the current quarter, compared to 3.07% in the preceding quarter and 2.70% for the comparable quarter in 2024.
•The Bank’s Tier 1 capital to total assets was 10.95% at December 31, 2025, well in excess of regulatory requirements, reflecting the Company’s strong capital position.
Income Statement Summary
Net interest income before the provision for credit losses increased $239,000, or 2.1%, to $11.5 million in the fourth quarter of 2025, compared to $11.3 million in the third quarter of 2025, and increased $1.7 million, or 16.9%, from $9.9 million in the fourth quarter of 2024. The increase from the third quarter of 2025 was due to a three basis point increase in the average interest rate spread and an $8.7 million increase in average net earning assets. Compared to the fourth quarter of 2024, the increase in net interest income was due to a 42 basis point increase in the average interest rate spread and a $10.0 million increase in average net earning assets.

Following the peak of the federal funds rate in mid-2023, the Federal Open Market Committee maintained the target range at 4.25% to 4.50% through most of 2025, before three reductions totaling 1.00% during the last four months of the year. This relatively stable interest rate environment contributed to modest declines in the cost of interest-bearing deposits and borrowings, particularly for instruments with shorter durations or frequent repricing, while yields on earning assets remained steady or continued to adjust upward. This favorable repricing environment supported a wider net interest spread and an improvement in net interest margin to 3.11% in the fourth quarter of 2025, compared to 3.07% in the prior quarter and 2.70% a year earlier.
Interest income increased $67,000, or 0.3%, to $21.9 million during the quarter ended December 31, 2025, compared to $21.8 million during the quarter ended September 30, 2025, and increased $1.2 million, or 5.9%, compared to $20.7 million during the quarter ended December 31, 2024.

Interest income on loans and leases increased $74,000, or 0.4%, to $19.8 million for the quarter ended December 31, 2025 compared to $19.7 million in the third quarter of 2025, due to a one basis point increase in the average yield earned on loans and leases to 6.64%, and a $3.7 million increase in the average balance of loans and leases. Compared to the fourth quarter of 2024, interest income on loans and leases increased $1.3 million, or 7.0%, due to a $34.9 million increase in the average balance of loans and leases and a 25 basis point increase in the average yield earned, reflecting new loans originated at higher rates and variable-rate loans repricing in the higher interest rate environment.

Interest income on investment securities, excluding FHLB stock, decreased $33,000, or 2.0%, to $1.6 million during the quarter ended December 31, 2025, compared to the quarter ended September 30, 2025, and decreased $54,000, or 3.3%, from the comparable quarter in 2024. The decrease compared to the third quarter of 2025 was due to a 10 basis point decrease in the average yield earned, partially offset by a $5.6 million increase in the average balance of investment securities. The decrease compared to the fourth quarter of 2024 was primarily due to an $11.8 million decrease in the average balance of investment securities, as proceeds from maturing and sold investment securities were used to fund loan growth, partially offset by a three basis point increase in the average yield earned on investment securities. Dividends on FHLB stock decreased $12,000, or 3.8%, to $302,000 during the quarter ended December 31, 2025 compared to the quarter ended September 30, 2025, due to a 34 basis point decrease in the average yield on FHLB stock, and increased $18,000, or 6.3%, compared to the quarter ended December 31, 2024, due to a 52 basis point increase in the average yield on FHLB stock.

Interest income on cash and cash equivalents increased $38,000, or 18.5%, to $241,000 during the quarter ended December 31, 2025, compared to the quarter ended September 30, 2025, and decreased $41,000, or 14.4%, compared to the quarter ended December 31, 2024. The increase from the third quarter of 2025 was primarily due to a $5.1 million increase in the average balance of cash and cash equivalents, partially offset by a 16 basis point decrease in the average yield. Compared to the fourth quarter of 2024, the decrease in interest income was due to a 71 basis point decrease in the average yield.

Interest expense decreased $172,000, or 1.6%, to $10.3 million for the quarter ended December 31, 2025, compared to the quarter ended September 30, 2025, and decreased $458,000, or 4.2%, compared to the quarter ended December 31, 2024.

Interest expense on deposits increased $77,000, or 1.0%, to $7.8 million for the quarter ended December 31, 2025, compared to the previous quarter and decreased $518,000, or 6.2%, from the comparable quarter in 2024. The increase from the previous quarter was primarily due to a $25.5 million increase in the average balance of interest-bearing deposits, primarily savings and money market accounts, partially offset by a five basis point decrease in the average rate paid. The decrease from the comparable quarter in 2024 was due to a 24 basis point decrease in the average rate paid on interest-bearing deposits, partially offset by a $12.0 million increase in the average balance. The average rate paid on interest-bearing deposits was 3.09%, 3.14%, and 3.33% for the quarters ended December 31, 2025, September 30, 2025, and December 31, 2024, respectively.

Interest expense on FHLB borrowings decreased $250,000, or 9.0%, to $2.5 million for the fourth quarter of 2025 compared to the previous quarter, and increased $60,000, or 2.4%, from the comparable quarter in 2024. The decrease from the previous quarter was primarily due to an eight basis point decrease in the average rate paid on FHLB borrowings, and a $19.8 million decrease in the average balance. The increase from the comparable quarter in 2024 was primarily due to a $1.8 million increase in the average balance and a seven basis point increase in the average rate paid on FHLB borrowings. The average balance of FHLB borrowings totaled $246.0 million during the quarter ended December 31, 2025, compared to $265.8 million and $244.2 million for the quarters ended September 30, 2025, and December 31, 2024, respectively. The average rate paid on FHLB borrowings was 4.08% for the quarter ended December 31, 2025, compared to 4.16% for the quarter ended September 30, 2025, and 4.01% for the fourth quarter of 2024.

Annualized net interest margin increased to 3.11% for the fourth quarter of 2025, compared to 3.07% for the third quarter of 2025 and 2.70% for the fourth quarter of 2024. The increase for the fourth quarter of 2025 compared to the third quarter of 2025 was primarily due to a decrease in the average rate paid on interest-bearing liabilities. The increase compared to the fourth quarter of 2024 was attributable to improved asset yields, particularly on loans and leases. The Company continued to benefit from a favorable repricing environment, as the Federal Open Market Committee maintained the target range at 4.25% to 4.50% through most of 2025, before three reductions totaling 1.00% during the last four months of the year, helping to keep funding costs steady while earning asset yields remained elevated.

A provision for credit losses of $409,000 was recorded in the fourth quarter of 2025, compared to $269,000 in the third quarter of 2025 and $196,000 in the fourth quarter of 2024. The increase in the provision primarily reflected updated credit metrics that improved the precision of our allowance calculation, along with adjustments to qualitative factors within the leasing portfolio based on a review of historical credit performance and portfolio trends. The increase also reflected higher net charge-offs during the quarter. Net charge-offs for the fourth quarter of 2025 were $369,000, compared to $317,000 in the third quarter of 2025 and $286,000 in the fourth quarter of 2024.

Noninterest income increased $224,000, or 17.2%, to $1.5 million for the quarter ended December 31, 2025, compared to the quarter ended September 30, 2025, and increased $330,000, or 27.7%, from the comparable quarter in 2024. The increase from the third quarter of 2025 primarily resulted from an increase in loan and lease servicing fees of $105,000, or 63.7%, to $269,000 due to increased fees from the payoff of serviced loans. Additionally, card fee income increased $49,000, or 15.6%, to $366,000 for the quarter ended December 31, 2025, as compared to the prior quarter, reflecting higher transaction volume and usage. Compared to the fourth quarter of 2024, the increase in noninterest income was largely attributable to higher loan and lease servicing fees and other income. Loan and lease servicing fees increased $186,000, or 226.4%, due to increased fees from the payoff of serviced loans. Other income increased $126,000, or 41.8%, to $428,000 primarily as a result of increased wealth management income.

Total noninterest expense increased $454,000, or 5.6%, to $8.5 million for the three months ended December 31, 2025, compared to the third quarter of 2025, and increased $611,000, or 7.7%, compared to the same period in 2024. Salaries and employee benefits increased $64,000, or 1.4%, to $4.6 million for the quarter ended December 31, 2025, compared to the third quarter of 2025, and increased $43,000 compared to the quarter ended December 31, 2024, reflecting normal merit adjustments and staffing changes. Other expenses increased $501,000, or 50.0%, in the fourth quarter of 2025 compared to the prior quarter, and increased $619,000, or 70.0%, compared to the same quarter of 2024. This increase primarily reflects nonrecurring acquisition-related costs and other operational items, which were partially offset by reductions in legal and professional fees. Legal and professional fees decreased $220,000, or 40.6%, from the third quarter of 2025 and $125,000, or 28.0%, from the fourth quarter of 2024. Deposit insurance expense decreased $123,000, or 33.3%, for the quarter ended December 31, 2025, compared to the same quarter of 2024, primarily due to shifts in the Bank’s asset and deposit mix and related assessments. Data processing fees increased $52,000, or 5.4%, to $1.0 million for the quarter ended December 31, 2025, compared to the prior quarter, and increased $71,000 or 7.6%, compared to the same quarter of 2024 due to higher transaction volume.

Income tax expense increased $56,000 during the three months ended December 31, 2025, compared to the quarter ended September 30, 2025, and increased $241,000 compared to the quarter ended December 31, 2024. The effective tax rate for the fourth quarter of 2025 was 17.0%, compared to 15.2% in the third quarter of 2025 and 15.7% in the fourth quarter a year ago.
Balance Sheet Summary

Total assets increased $20.9 million, or 1.4%, to $1.5 billion at December 31, 2025, as compared to December 31, 2024. The increase was primarily the result of a $17.9 million, or 1.5%, increase in loans and leases, net of allowance for credit losses, to $1.2 billion, and an $11.4 million, or 52.3%, increase in cash and cash equivalents to $33.1 million, partially offset by a $7.0 million, or 2.7%, decrease in investment securities to $254.7 million at December 31, 2025.

The increase in loans and leases was attributable to an increase in commercial mortgage, multi-family, and commercial and industrial loans of $42.6 million, $23.0 million and $16.1 million, respectively. These increases were partially offset by a $60.9 million decrease in construction and development loans, reflecting the completion of prior projects.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases 90 days or more past due, totaled $17.4 million, or 1.46% of total loans and leases, at December 31, 2025, up from $6.8 million, or 0.58%, at December 31, 2024. Nonaccrual loans and leases totaled $13.2 million at December 31, 2025, compared to $5.1 million at December 31, 2024. The increase was primarily due to one commercial real estate loan of $6.7 million, which had a loan-to-value ratio of approximately 32.2%. Accruing loans and leases past due 90 days or more totaled $4.2 million at December 31, 2025, up from $1.7 million at December 31, 2024. This increase was largely due to one multi-family loan of $2.4 million, which was current as of December 31, 2025.
The allowance for credit losses on loans and leases increased $675,000, or 4.3%, to $16.5 million at December 31, 2025, from $15.8 million at December 31, 2024. At December 31, 2025, the allowance for credit losses on loans and leases totaled 1.38% of total loans and leases outstanding, compared to 1.34% at December 31, 2024. Net charge-offs during 2025 were $1.7 million, compared to net charge-offs of $1.5 million during 2024.
Management regularly evaluates credit exposure across its loan portfolio and within its geographic markets. As of December 31, 2025, the Company’s credit risk assessment incorporated ongoing inflationary pressures, capital market volatility, and geopolitical risks. Portfolio stress testing and credit metric monitoring are conducted on an ongoing basis, and management believes the allowance for credit losses remains adequate based on current conditions.

Investment securities decreased $7.0 million, or 2.7%, to $254.7 million at December 31, 2025, compared to $261.7 million at December 31, 2024. The decrease was primarily due to $6.8 million in securities sales and $19.3 million in maturities and principal repayments, partially offset by a $14.2 million upward mark-to-market adjustment on the available-for-sale investment portfolio as market rates of interest declined during the period. The proceeds from sales, maturities, and principal repayments were redeployed to support loan growth, consistent with the Company’s strategy to prioritize higher-yielding assets in a moderating interest rate environment. While these portfolio shifts contributed to a decline in average balances and interest income from investment securities, they supported overall growth in net interest income and an improved net interest margin for the quarter.
Total deposits increased $21.0 million, or 1.9%, to $1.1 billion at December 31, 2025, compared to December 31, 2024. The increase in deposits from December 31, 2024 primarily was due to increases in retail (non-brokered) time deposits of $26.0 million, savings and money market accounts of $18.0 million, and interest-bearing demand deposits of $8.6 million, partially offset by decreases in brokered time deposits of $21.6 million and noninterest-bearing demand deposits of $10.0 million. Brokered time deposits totaled $235.9 million, or 21.2% of total deposits, at December 31, 2025, compared to $257.6 million, or 23.5% of total deposits at December 31, 2024. Noninterest-bearing demand deposits totaled $100.1 million at December 31, 2025, compared to $110.1 million at December 31, 2024, and were 9.0% of total deposits at December 31, 2025.

As of December 31, 2025, approximately $268.2 million of our deposit portfolio, or 24.1% of total deposits, excluding collateralized public deposits, was uninsured. The uninsured amounts are estimated based on the methodologies and assumptions used for First Bank Richmond’s regulatory reporting requirements.

Stockholders’ equity totaled $145.8 million at December 31, 2025, an increase of $12.9 million, or 9.7%, from December 31, 2024. The increase in stockholders’ equity primarily was the result of net income of $11.6 million and an $11.2 million decrease in accumulated other comprehensive loss as a result of improved fair values in the Company’s available-for-sale investment portfolio, resulting from a reduction in market rates of interest, partially offset by the payment of $5.8 million in dividends to Company stockholders and the repurchase of $5.6 million of Company common stock.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations, and business of the Company, (ii) statements about the Company's plans, objectives, expectations, and intentions and other statements that are not historical facts, and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends," or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: adverse economic conditions in the Company’s local market areas or other markets where the Company has lending relationships; employment levels, labor shortages, and the effects of persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Federal Reserve, which could adversely affect the Company’s revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses on loans and leases; the Company’s ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; competitive pressures among depository institutions, including repricing and competitors’ pricing initiatives, and their impact on the Company’s market position, loan, and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking platforms, and cybersecurity; legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; vulnerabilities in information technology systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, South America, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, commodity prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest, and other external events on the Company’s business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.

Further, statements about the potential effects of the Company’s proposed merger with Farmers Bancorp on the Company’s business, financial results, and condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond the Company’s control, including the following: events, changes, or circumstances that could give rise to the right of either party to terminate the merger agreement; the possibility that the merger may not be completed on the anticipated terms, within the expected timeframe, or at all; failure to obtain required regulatory or shareholder approvals, or the imposition of conditions that could adversely affect the combined company or expected benefits; challenges in meeting expectations regarding the timing, completion, accounting, and tax treatment of the merger; the potential that anticipated cost savings, synergies, or revenue enhancements may not be realized or may take longer to achieve; higher-than-expected transaction costs or unexpected events; dilution from the issuance of additional Company shares in connection with the merger; potential litigation or other legal proceedings related to the merger; restrictions during pendency of the transaction that may limit business opportunities or strategic initiatives; the ability to successfully integrate operations, systems, personnel, and technologies post-merger; disruption to customer, employee, or vendor relationships, including key community relationships; diversion of management’s attention from ongoing operations and strategic initiatives; lower-than-expected revenues or profitability following the merger; changes in credit, capital markets, or economic, political, or regulatory conditions; and competition from banks and other financial service providers; as well as other factors detailed in the Company’s filings with the SEC.

The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and expressly disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events except as required by law.

Financial Highlights (unaudited)

	Three Months Ended			Year Ended
SELECTED OPERATIONS DATA:	December 31, 2025	September 30, 2025	December 30, 2024	December 31, 2025	December 30, 2024
(In thousands, except for per share amounts)

Interest income	$21,880	$21,813	$20,670	$85,908	$80,526
Interest expense	10,346	10,518	10,804	42,061	41,819
Net interest income	11,534	11,295	9,866	43,847	38,707

Provision for credit losses	409	269	196	2,153	550
Net interest income after provision for credit losses	11,125	11,026	9,670	41,694	38,157
Noninterest income	1,522	1,298	1,192	5,062	4,758
Noninterest expense	8,537	8,082	7,926	33,103	32,052
Income before income tax expense	4,110	4,242	2,936	13,653	10,863
Income tax provision	701	645	460	2,076	1,486

Net income	$3,409	$3,597	$2,476	$11,577	$9,377

Shares outstanding	10,501	10,426	10,815	10,501	10,815
Average shares outstanding:
Basic	9,655	9,627	10,009	9,670	10,081
Diluted	9,834	9,894	10,255	9,901	10,229
Earnings per share:
Basic	$0.35	$0.37	$0.25	$1.20	$0.93
Diluted	$0.35	$0.36	$0.24	$1.17	$0.92

SELECTED FINANCIAL CONDITION DATA:	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
(In thousands, except for per share amounts)

Total assets	$1,525,790	$1,525,565	$1,507,759	$1,522,792	$1,504,875
Cash and cash equivalents	33,130	34,265	27,211	27,032	21,757
Interest-bearing time deposits	2,070	—	300	300	300
Investment securities	254,663	253,221	252,280	259,033	261,690
Loans and leases, net of allowance for credit losses	1,176,813	1,178,232	1,167,850	1,175,833	1,158,879
Loans held for sale	828	1,441	136	388	1,093
Premises and equipment, net	13,397	13,427	13,189	12,779	12,922
Federal Home Loan Bank stock	13,907	13,907	13,907	13,907	13,907
Other assets	30,982	31,072	32,886	33,520	34,327
Deposits	1,114,893	1,118,258	1,096,389	1,105,662	1,093,940
Borrowings	252,000	254,000	267,000	274,000	265,000
Total stockholder’s equity	145,781	140,035	132,322	130,932	132,872

Book value (GAAP)	$145,781	$140,035	$132,322	$130,932	$132,872
Tangible book value (non-GAAP)	145,781	140,035	132,322	130,932	132,872
Book value per share (GAAP)	13.88	13.43	12.74	12.48	12.29
Tangible book value per share (non-GAAP)	13.88	13.43	12.74	12.48	12.29

The following table summarizes information relating to the Company’s loan and lease portfolio at the dates indicated:

(In thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Commercial mortgage	$414,316	$420,680	$393,632	$387,516	$371,705
Commercial and industrial	142,508	138,333	140,700	136,524	126,367
Construction and development	71,705	67,446	102,367	99,953	132,570
Multi-family	208,894	216,982	191,750	211,485	185,864
Residential mortgage	171,063	166,594	168,956	172,614	172,644
Home equity	20,147	18,816	19,449	18,115	16,826
Direct financing leases	145,806	146,413	147,193	146,067	148,102
Consumer	19,280	19,914	20,596	20,243	21,218

Total loans and leases	$1,193,719	$1,195,178	$1,184,643	$1,192,517	$1,175,296

The following table summarizes information relating to the Company’s deposits at the dates indicated:

(In thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Noninterest-bearing demand	$100,091	$110,815	$106,216	$103,353	$110,106
Interest-bearing demand	143,863	145,705	147,318	142,203	135,310
Savings and money market	319,337	307,667	303,241	301,427	301,311
Non-brokered time deposits	315,655	305,821	300,143	293,892	289,626
Brokered time deposits	235,947	248,250	239,471	264,787	257,587

Total deposits	$1,114,893	$1,118,258	$1,096,389	$1,105,662	$1,093,940

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended December 31,
	2025			2024
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,190,261	$19,750	6.64%	$1,155,340	$18,464	6.39%
Securities	255,437	1,587	2.49%	267,191	1,641	2.46%
FHLB stock	13,907	302	8.69%	13,907	284	8.17%
Cash and cash equivalents and other	26,012	241	3.71%	25,438	281	4.42%
Total interest-earning assets	1,485,617	21,880	5.89%	1,461,876	20,670	5.66%
Non-earning assets	39,055			40,268
Total assets	1,524,672			1,502,144

Interest-bearing liabilities:
Savings and money market accounts	324,321	1,871	2.31%	303,985	1,873	2.46%
Interest-bearing checking accounts	143,115	386	1.08%	135,186	359	1.06%
Certificate accounts	547,100	5,578	4.08%	563,411	6,121	4.35%
Borrowings	246,000	2,511	4.08%	244,228	2,451	4.01%
Total interest-bearing liabilities	1,260,536	10,346	3.28%	1,246,810	10,804	3.47%
Noninterest-bearing demand deposits	106,643			104,738
Other liabilities	14,748			13,595
Stockholders’ equity	142,745			137,001
Total liabilities and stockholders’ equity	1,524,672			1,502,144

Net interest income		$11,534			$9,866
Net earning assets	$225,081			$215,066

Net interest rate spread(1)			2.61%			2.19%
Net interest margin(2)			3.11%			2.70%
Average interest-earning assets to average interest-bearing liabilities	117.86%			117.25%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Year Ended December 31,
	2025			2024
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,183,896	$77,383	6.54%	$1,145,973	$71,596	6.25%
Securities	254,838	6,470	2.54%	273,706	6,871	2.51%
FHLB stock	13,907	1,236	8.89%	13,863	1,232	8.89%
Cash and cash equivalents and other	21,224	818	3.85%	18,002	827	4.59%
Total interest-earning assets	1,473,865	85,907	5.83%	1,451,544	80,526	5.55%
Non-earning assets	39,869			41,860
Total assets	1,513,734			1,493,404

Interest-bearing liabilities:
Savings and money market accounts	312,272	7,174	2.30%	285,946	6,833	2.39%
Interest-bearing checking accounts	141,154	1,507	1.07%	141,902	1,609	1.13%
Certificate accounts	543,714	22,567	4.15%	557,216	23,309	4.18%
Borrowings	262,099	10,813	4.13%	255,969	10,068	3.93%
Total interest-bearing liabilities	1,259,239	42,061	3.34%	1,241,033	41,819	3.37%
Noninterest-bearing demand deposits	105,426			105,356
Other liabilities	13,971			13,696
Stockholders’ equity	135,098			133,319
Total liabilities and stockholders’ equity	1,513,734			1,493,404

Net interest income		$43,846			$38,707
Net earning assets	$214,626			$210,511

Net interest rate spread(1)			2.49%			2.18%
Net interest margin(2)			2.97%			2.67%
Average interest-earning assets to average interest-bearing liabilities	117.04%			116.96%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Performance ratios:
Return on average assets(1)	0.89%	0.95%	0.69%	0.52%	0.66%
Return on average equity(1)	9.55%	10.78%	7.99%	5.89%	7.23%
Yield on interest-earning assets	5.89%	5.93%	5.82%	5.68%	5.66%
Rate paid on interest-bearing liabilities	3.28%	3.35%	3.37%	3.36%	3.47%
Average interest rate spread	2.61%	2.58%	2.45%	2.32%	2.19%
Net interest margin(1)(2)	3.11%	3.07%	2.93%	2.79%	2.70%
Operating expense to average total assets(1)	2.24%	2.14%	2.15%	2.22%	2.11%
Efficiency ratio(3)	65.39%	64.18%	68.50%	73.31%	71.68%
Average interest-earning assets to average interest-bearing liabilities	117.86%	117.25%	116.72%	116.35%	117.25%
Asset quality ratios:
Non-performing assets to total assets(4)	1.14%	0.71%	0.54%	0.46%	0.45%
Non-performing loans and leases to total gross loans and leases(5)	1.46%	0.90%	0.68%	0.59%	0.58%
Allowance for credit losses to non-performing loans and leases(5)	94.64%	151.64%	201.14%	229.90%	232.99%
Allowance for credit losses to total loans and leases	1.38%	1.37%	1.37%	1.35%	1.34%
Net charge-offs to average outstanding loans and leases during the period(1)	0.12%	0.11%	0.21%	0.13%	0.10%
Capital ratios:
Equity to total assets at end of period	9.55%	9.18%	8.78%	8.60%	8.83%
Average equity to average assets	9.36%	8.84%	8.64%	8.85%	9.12%
Common equity tier 1 capital (to risk weighted assets)(6)	13.38%	13.11%	12.99%	12.79%	12.98%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	10.95%	10.85%	10.75%	10.68%	10.75%
Tier 1 risk-based capital (to risk weighted assets)(6)	13.38%	13.11%	12.99%	12.79%	12.98%
Total risk-based capital (to risk weighted assets)(6)	14.64%	14.36%	14.24%	14.04%	14.23%
Other data:
Number of full-service offices	13	12	12	12	12
Full-time equivalent employees	180	179	176	171	173
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(6)Capital ratios are for First Bank Richmond.

Additional Information About the Merger and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy or exchange any securities or a solicitation of any vote or approval with respect to the proposed transaction.

In connection with the proposed merger, a registration statement on Form S-4 will be filed with the SEC that will include a joint proxy statement of the Company and Farmers Bancorp and a prospectus of the Company, which will be distributed to the shareholders of the Company and Farmers Bancorp in connection with their votes on the merger of Farmers Bancorp with and into the Company and the issuance of Company common stock in the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. These documents, when available, also can be obtained free of charge by accessing the Company’s website at www.firstbankrichmond.com under the tab “Investor Relations” and then under “SEC Filings.” Alternatively, these documents, when filed with the SEC by the Company, can be obtained free of charge by (1) writing Richmond Mutual at 31 North 9th Street, Richmond, Indiana 47374, Attn: Bradley Glover or by calling (765) 962-2581.

Participants in the Solicitation

The Company, Farmers Bancorp and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company and Farmers Bancorp in connection with the proposed transaction. Information about the Company’s directors and executive officers is included in the proxy statement for its 2025 annual meeting of the Company’s shareholders, which was filed with the SEC on April 16, 2025. Information about Farmer Bancorp’s participants and additional information regarding the interests of these participants will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described above.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President, and Chief Executive Officer
Bradley M. Glover, SVP/Chief Financial Officer
(765) 962-2581